Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Kimberly Kuo	Scott Anthony
Senior Vice President Public Affairs, Communications & Sustainability	Executive Vice President & Chief Financial Officer
Kimberly.Kuo@ cokeconsolidated.com	Scott.Anthony@ cokeconsolidated.com
(704) 557-4584	(704) 557-4633

Coca-Cola Consolidated Reports
First Quarter 2022 Results

First quarter of 2022 net sales increased 11% versus the first quarter of 2021.

Gross profit for the first quarter of 2022 was $508 million, up 13% versus the first quarter of 2021. Gross margin increased 80 basis points to 36.1%(a).

Income from operations for the first quarter of 2022 was $131 million, up $37 million, or 39%, versus the first quarter of 2021. On an adjusted(b) basis, income from operations increased $24 million, or 25%.

Key Results

	First Quarter
(in millions)	2022	2021	Change
Physical case volume	86.4	86.9	(0.6)%
Net sales	$1,404.4	$1,269.9	10.6%
Gross profit	$507.6	$448.7	13.1%
Gross margin	36.1%	35.3%
Income from operations	$131.0	$94.2	39.1%

Beverage Sales	First Quarter
(in millions)	2022	2021	Change
Sparkling bottle/can	$775.6	$694.2	11.7%
Still bottle/can	$467.9	$420.1	11.4%

First Quarter 2022 Review

CHARLOTTE, May 3, 2022 – Coca-Cola Consolidated, Inc. (NASDAQ: COKE) today reported operating results for the first quarter ended April 1, 2022.

“After achieving record operating performance in 2021, we are off to a very strong start in 2022. Our teammates are doing a tremendous job serving our customers and consumers as demand for our brands remains solid,” said J. Frank Harrison, III, Chairman and Chief Executive Officer. “I am pleased that our strong operating results and cash flow are enabling us to further strengthen our Company for continued growth. Two examples of recent investments include the purchase of our Charlotte, N.C. production facility for $60 million and the acquisition of the BODYARMOR distribution rights in our Mid-Atlantic territory for $30 million.”

Net sales increased 11% to $1.40 billion in the first quarter of 2022, while physical case volume decreased 0.6%. The increase in net sales was driven primarily by pricing actions taken on most of our Sparkling and Still beverages during the second half of 2021 and the beginning of 2022. While Sparkling beverage volume decreased 1.5% in the quarter, category demand remained strong when considering the higher pricing in the marketplace. Sales of single-serve products sold in small stores and other immediate consumption channels continued to perform well as on-premise outlets return to pre-pandemic operating levels. Sparkling immediate consumption packages were up 4.6% in the quarter. Still beverage volume increased 1.6% in the quarter driven primarily by BODYARMOR, which we began distributing in our Mid-Atlantic territory at the beginning of 2022.

Gross profit in the first quarter of 2022 increased $58.9 million, or 13%, while gross margin improved 80 basis points to 36.1%. Adjusted(b) gross profit in the first quarter of 2022 was $500.1 million, which represented an increase of $51.4 million or 12%. Adjusted(b) gross margin was 35.6%, an increase of 30 basis points compared to the first quarter of 2021. The improvement in gross profit was primarily due to strong price realization which led to improved gross margins during this period of high commodity price inflation.

“Our first quarter results reflect our continued success balancing volume, pricing and operating expense control, and we have made good progress in recruiting and retaining talent for a number of our front-line positions,” said Dave Katz, President and Chief Operating Officer. “We continue to work through global and regional supply chain challenges that have negatively impacted our ability to service our customers at the highest levels. We are optimistic that these circumstances will continue to improve, enabling us to more fully meet the continued strong demand of our customers and consumers.”

“As we approach the key Summer selling season, we are confident in our ability to respond to the current high commodity cost environment with effective pricing strategies,” continued Mr. Katz. “We are also mindful of the pressure consumers are facing as food inflation impacts all major grocery categories, and we are working in close partnership with The Coca-Cola Company and our other brand partners to ensure we have affordable package solutions across our brand portfolio.”

Selling, delivery and administrative (“SD&A”) expenses in the first quarter of 2022 increased $22.1 million, or 6%. SD&A expenses as a percentage of net sales decreased 110 basis points to 26.8% in the first quarter of 2022. The increase in SD&A expenses related primarily to an increase in payroll expenses as a result of compensation adjustments made in 2021 in order to remain competitive in a tight labor market. In addition, higher levels of inflation contributed to the overall increase in SD&A expenses across a number of spending categories.

Income from operations in the first quarter of 2022 was $131.0 million, compared to $94.2 million in the first quarter of 2021, an increase of 39%. On an adjusted(b) basis, income from operations in the first quarter of 2022 was $117.3 million, an increase of 25%.

Net income in the first quarter of 2022 was $93.4 million, compared to $53.4 million in the first quarter of 2021, an improvement of $40.0 million.

Cash flows provided by operations for the first quarter of 2022 were $130.9 million, compared to $81.9 million for the first quarter of 2021. The significant increase in operating cash flows for the first quarter of 2022 was a result of our strong operating performance. We continue to invest in long-term strategic projects to optimize our supply chain and broaden our brand portfolio.

(a) All comparisons are to the corresponding period in the prior year unless specified otherwise.
(b) The discussion of the results for the first quarter ended April 1, 2022 includes selected non-GAAP financial information, such as “adjusted” results. The schedules in this news release reconcile such non-GAAP financial measures to the most directly comparable GAAP financial measures.

About Coca-Cola Consolidated, Inc.
Coca-Cola Consolidated is the largest Coca-Cola bottler in the United States. Our Purpose is to honor God in all we do, serve others, pursue excellence and grow profitably. For over 120 years, we have been deeply committed to the consumers, customers and communities we serve and passionate about the broad portfolio of beverages and services we offer. We make, sell and distribute beverages of The Coca-Cola Company and other partner companies in more than 300 brands and flavors across 14 states and the District of Columbia to approximately 60 million consumers.

Headquartered in Charlotte, N.C., Coca-Cola Consolidated is traded on the NASDAQ Global Select Market under the symbol COKE. More information about the Company is available at www.cokeconsolidated.com. Follow Coca‑Cola Consolidated on Facebook, Twitter, Instagram and LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties which we expect will or may occur in the future and may impact our business, financial condition and results of operations. The words “anticipate,” “believe,” “expect,” “intend,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company’s best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: increased costs (including due to inflation), disruption of supply or unavailability or shortages of raw materials, fuel and other supplies; the inability to attract and retain front-line employees in a tight labor market; the reliance on purchased finished products from external sources; changes in public and consumer perception and preferences, including concerns related to product safety and sustainability, artificial ingredients, brand reputation and obesity; the COVID-19 pandemic and other pandemic outbreaks in the future; changes in government regulations related to nonalcoholic beverages, including regulations related to obesity, public health, artificial ingredients and product safety and sustainability; decreases from historic levels of marketing funding support provided to us by The Coca‑Cola Company and other beverage companies; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of advertising, marketing and product innovation spending by The Coca‑Cola Company and other beverage companies, or advertising campaigns that are negatively perceived by the public; any failure of the several Coca‑Cola system governance entities of which we are a participant to function efficiently or on our best behalf and any failure or delay of ours to receive anticipated benefits from these governance entities; provisions in our beverage distribution and manufacturing agreements with The Coca‑Cola Company that could delay or prevent a change in control of us or a sale of our Coca‑Cola distribution or manufacturing businesses; the concentration of our capital stock ownership; our inability to meet requirements under our beverage distribution and manufacturing agreements; changes in the inputs used to calculate our acquisition related contingent consideration liability; technology failures or cyberattacks on our technology systems or our effective response to technology failures or cyberattacks on our customers’, suppliers’ or other third parties’ technology systems; unfavorable changes in the general economy; changes in our top customer relationships and marketing strategies; lower than expected net pricing of our products resulting from continued and increased customer and competitor consolidations and marketplace competition; the effect of changes in our level of debt, borrowing costs and credit ratings on our access to capital and credit markets, operating flexibility and ability to obtain additional financing to fund future needs; the failure to attract, train and retain qualified employees while controlling labor costs, and other labor issues; the failure to maintain productive relationships with our employees covered by collective bargaining agreements, including failing to renegotiate collective bargaining agreements; changes in accounting standards; our use of estimates and assumptions; changes in tax laws, disagreements with tax authorities or additional tax liabilities; changes in legal contingencies; natural disasters, changing weather patterns and unfavorable weather; and climate change or legislative or regulatory responses to such change. These and other factors are discussed in the Company’s regulatory filings with the United States Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021. The forward-looking statements contained in this news release speak only as of this date, and the Company does not assume any obligation to update them, except as may be required by applicable law.

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FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	First Quarter
(in thousands, except per share data)	2022	2021
Net sales	$1,404,358	$1,269,857
Cost of sales	896,782	821,154
Gross profit	507,576	448,703
Selling, delivery and administrative expenses	376,591	354,519
Income from operations	130,985	94,184
Interest expense, net	7,699	8,746
Other (income) expense, net	(3,279)	12,055
Income before taxes	126,565	73,383
Income tax expense	33,175	20,020
Net income	$93,390	$53,363

Basic net income per share:
Common Stock	$9.96	$5.69
Weighted average number of Common Stock shares outstanding	7,357	7,141

Class B Common Stock	$9.99	$5.69
Weighted average number of Class B Common Stock shares outstanding	2,016	2,232

Diluted net income per share:
Common Stock	$9.94	$5.67
Weighted average number of Common Stock shares outstanding – assuming dilution	9,396	9,409

Class B Common Stock	$9.96	$5.67
Weighted average number of Class B Common Stock shares outstanding – assuming dilution	2,039	2,268

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	April 1, 2022	December 31, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$127,085	$142,314
Trade accounts receivable, net	458,541	454,934
Other accounts receivable	92,141	91,615
Inventories	276,278	302,851
Prepaid expenses and other current assets	94,151	78,068
Assets held for sale	3,022	6,880
Total current assets	1,051,218	1,076,662
Property, plant and equipment, net	1,071,731	1,030,688
Right-of-use assets - operating leases	138,856	139,877
Leased property under financing leases, net	7,666	64,211
Other assets	119,340	120,486
Goodwill	165,903	165,903
Other identifiable intangible assets, net	871,218	847,743
Total assets	$3,425,932	$3,445,570

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of obligations under operating leases	$23,556	$22,048
Current portion of obligations under financing leases	2,171	6,060
Accounts payable and accrued expenses	743,344	806,748
Current portion of debt	125,000	—
Total current liabilities	894,071	834,856
Deferred income taxes	169,827	136,432
Pension and postretirement benefit obligations and other liabilities	830,735	852,001
Noncurrent portion of obligations under operating leases	119,814	122,046
Noncurrent portion of obligations under financing leases	9,264	65,006
Long-term debt	598,574	723,443
Total liabilities	2,622,285	2,733,784

Equity:
Stockholders’ equity	803,647	711,786
Total liabilities and equity	$3,425,932	$3,445,570

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	First Quarter
(in thousands)	2022	2021
Cash Flows from Operating Activities:
Net income	$93,390	$53,363
Depreciation expense, amortization of intangible assets and deferred proceeds, net	43,269	43,526
Deferred income taxes	33,130	19,980
Fair value adjustment of acquisition related contingent consideration	(5,457)	10,998
Change in current assets and current liabilities	(32,415)	(38,662)
Change in noncurrent assets and noncurrent liabilities	(1,724)	(9,133)
Other	688	1,838
Net cash provided by operating activities	$130,881	$81,910

Cash Flows from Investing Activities:
Additions to property, plant and equipment	$(104,353)	$(37,204)
Acquisition of BODYARMOR distribution rights	(30,149)	(1,998)
Other	1,981	(440)
Net cash used in investing activities	$(132,521)	$(39,642)

Cash Flows from Financing Activities:
Payments of acquisition related contingent consideration	$(9,822)	$(10,046)
Cash dividends paid	(2,344)	(2,343)
Payments on financing lease obligations	(1,375)	(1,447)
Debt issuance fees	(48)	(147)
Payments on term loan facility	—	(31,250)
Net cash used in financing activities	$(13,589)	$(45,233)

Net decrease in cash during period	$(15,229)	$(2,965)
Cash at beginning of period	142,314	54,793
Cash at end of period	$127,085	$51,828

NON-GAAP FINANCIAL MEASURES(c) The following tables reconcile reported results (GAAP) to adjusted results (non-GAAP):

	First Quarter 2022
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$507,576	$376,591	$130,985	$126,565	$93,390	$9.96
Fair value adjustment of acquisition related contingent consideration	—	—	—	(5,457)	(4,109)	(0.44)
Fair value adjustments for commodity derivative instruments	(7,494)	6,225	(13,719)	(13,719)	(10,330)	(1.10)
Supply chain optimization	5	(39)	44	44	33	—
Total reconciling items	(7,489)	6,186	(13,675)	(19,132)	(14,406)	(1.54)
Adjusted results (non-GAAP)	$500,087	$382,777	$117,310	$107,433	$78,984	$8.42

Adjusted % change vs. Q1 2021	11.5%	7.8%	25.2%

	First Quarter 2021
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$448,703	$354,519	$94,184	$73,383	$53,363	$5.69
Fair value adjustment of acquisition related contingent consideration	—	—	—	10,998	8,249	0.89
Fair value adjustments for commodity derivative instruments	(288)	560	(848)	(848)	(636)	(0.07)
Supply chain optimization	276	(106)	382	382	287	0.03
Total reconciling items	(12)	454	(466)	10,532	7,900	0.85
Adjusted results (non-GAAP)	$448,691	$354,973	$93,718	$83,915	$61,263	$6.54

(c) The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide users of the financial statements with additional, meaningful financial information that should be considered when assessing the Company’s ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The Company’s non-GAAP financial information does not represent a comprehensive basis of accounting.